Exhibit 2(c)

AGREEMENT AND PLAN OF MERGER
OF
MET-PRO PENNSYLVANIA, INC.
(A PENNSYLVANIA CORPORATION)
AND
MET-PRO CORPORATION
(A DELAWARE CORPORATION)

             THIS AGREEMENT AND PLAN OF MERGER, dated as of July 31, 2003, is between Met-Pro Pennsylvania, Inc. (“Met-Pro Pennsylvania”), a Pennsylvania corporation, and Met-Pro Corporation (“Met-Pro Delaware”), a Delaware corporation. Met-Pro Pennsylvania and Met-Pro Delaware are sometimes referred to herein collectively as the “Constituent Corporations”.

RECITALS

             Met-Pro Pennsylvania is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania and has a total authorized capital stock consisting of 18,000,000 Common Shares, $.10 par value. As of the date hereof, and before giving effect to the transactions contemplated hereby, 100 Common Shares were outstanding, all of which were held by Met-Pro Delaware.

             Met-Pro Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has a total authorized capital stock consisting of 18,000,000 shares of Common Stock, $.10 par value. As of April 18, 2003, and before giving effect to the transactions contemplated hereby, 6,216,369 shares of Common Stock were outstanding.

             Met-Pro Pennsylvania is a wholly-owned subsidiary of Met-Pro Delaware.

             The Board of Directors of Met-Pro Delaware has determined that, for the purpose of effecting the reincorporation of Met-Pro Delaware in the Commonwealth of Pennsylvania, it is advisable and in the best interests of Met-Pro Delaware that Met-Pro Delaware merge with and into Met-Pro Pennsylvania upon the terms and conditions herein provided.

             The respective Boards of Directors of Met-Pro Pennsylvania and Met-Pro Delaware have approved this Agreement and have directed that this Agreement be submitted to a vote of the stockholders of the respective corporations and be executed by the undersigned officers.

AGREEMENT

             NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Met-Pro Pennsylvania and Met-Pro Delaware hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I.	MERGER

             1.1       MERGER. In accordance with the provisions of this Agreement, the Pennsylvania Business Corporation Law and the Delaware General Corporation Law, Met-Pro Delaware shall be merged with and into Met-Pro Pennsylvania (the “Merger”), the separate existence of Met-Pro Delaware shall cease and Met-Pro Pennsylvania shall change its name to “Met-Pro Corporation”. Met-Pro Pennsylvania shall be, and is herein sometimes referred to as, the “Surviving Corporation”.

             1.2       FILING AND EFFECTIVENESS. The Merger shall not become effective until the following actions shall be completed:

                       (a)      This Agreement and the Merger shall have been adopted and approved by the stockholders of Met-Pro Delaware and the sole shareholder of Met-Pro Pennsylvania in accordance with the requirements of the Delaware General Corporation Law and the Pennsylvania Business Corporation Law, respectively;

                       (b)      All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;

                        (c)      Executed Articles of Merger meeting the requirements of the Pennsylvania Business Corporation Law shall have been filed with the Department of State of the Commonwealth of Pennsylvania; and

                        (d)      An executed Certificate of Merger meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State of the State of Delaware.

The date and time when the Merger shall become effective as aforesaid is herein called the “Effective Date of the Merger”.

             1.3       EFFECT OF THE MERGER. Upon the Effective Date of the Merger, the separate existence of Met-Pro Delaware shall cease, and Met-Pro Pennsylvania, as the Surviving Corporation: (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and Met-Pro Delaware’s Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Met-Pro Delaware in the manner more fully set forth in Section 1929 of the Pennsylvania Business Corporation Law, (iv) shall continue to be subject to all of the debts, liabilities and obligations of Met-Pro Pennsylvania as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Met-Pro Delaware in the same manner as if Met-Pro Pennsylvania had itself incurred them, all as more fully provided under the applicable provisions of the Pennsylvania Business Corporation Law and the Delaware General Corporation Law.

II.	ORGANIZATIONAL DOCUMENTS, DIRECTORS AND OFFICERS

              2.1       ARTICLES OF INCORPORATION. The Articles of Incorporation of Met-Pro Pennsylvania as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to “Met-Pro Corporation”.

             2.2       BYLAWS. The Bylaws of Met-Pro Pennsylvania as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

             2.3       DIRECTORS AND OFFICERS. The directors and officers of Met-Pro Pennsylvania immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

III.	MANNER OF CONVERSION OF STOCK

             3.1      MET-PRO DELAWARE COMMON STOCK. Upon the Effective Date of the Merger, (i) each share of Met-Pro Delaware Common Stock, $.10 par value, outstanding immediately prior thereto shall by virtue of the Merger and without any action by either of the Constituent Corporations, the holder of such share or any other person, be converted into and exchanged for one fully paid and nonassessable Common Share, $.10 par value, of the Surviving Corporation and (ii) each share of Met-Pro Delaware Common Stock held as treasury stock shall be converted into and exchanged for one fully paid and nonassessable Common Share, $.10 par value, of treasury stock of the Surviving Corporation.

             3.2       MET-PRO DELAWARE OPTIONS, RIGHTS, EMPLOYEE BENEFITS AND OTHER.

                        (a)      Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue the Directors’ Retirement Plan that the Board had established in 1994, the Met-Pro Corporation Salaried Employee Stock Ownership Trust, the Management Incentive Plan, the Pension Restoration Plan, 401(k) Profit Sharing Plan, the 1997 Stock Option Plan, the 2001 Stock Option Plan, the 2000 Employee Stock Purchase Plan and all other employee benefit and director plans of Met-Pro Delaware as well as all other rights plans established or approved by the Board of Directors of Met-Pro Delaware. Without limiting the foregoing, each outstanding and unexercised option to purchase a share of Met-Pro Delaware Common Stock shall become an option to purchase a Common Share of the Surviving Corporation on the basis of one Common Share of the Surviving Corporation for each share of Met-Pro Delaware Common Stock issuable pursuant to any such option on the same terms and conditions and at an exercise price per share equal to the respective exercise price per share applicable to any such Met-Pro Delaware option at the Effective Date of the Merger.

                        (b)      A number of Common Shares of the Surviving Corporation shall be reserved for issuance upon the exercise of options or grant of rights equal to the number of shares of Met-Pro Delaware Common Stock so reserved immediately prior to the Effective Date of the Merger.

             3.3      MET-PRO PENNSYLVANIA COMMON SHARES. Upon the Effective Date of the Merger, each Common Share, $.10 par value, of Met-Pro Pennsylvania issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Met-Pro Pennsylvania, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

             3.4       EXCHANGE OF CERTIFICATES.

                        (a)      After the Effective Date of the Merger, each holder of an outstanding certificate representing shares of Met-Pro Delaware Common Stock may surrender the same for cancellation to American Stock Transfer and Trust Company or such other agent designated by the Surviving Corporation from time to time (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of Common Shares of the Surviving Corporation into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of Met-Pro Delaware Common Stock shall be deemed for all purposes to represent the number of Common Shares of the Surviving Corporation into which shares of Met-Pro Delaware Common Stock were converted in the Merger.

                       (b)      The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the Common Shares of the Surviving Corporation represented by such outstanding certificate as provided above.

                        (c)      Each certificate representing Common Shares of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Met-Pro Delaware so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

                       (d)      If any certificate for Common Shares of Met-Pro Pennsylvania is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Met-Pro Pennsylvania that such tax has been paid or is not payable.

IV.	GENERAL

             4.1      COVENANTS OF MET-PRO PENNSYLVANIA. Met-Pro Pennsylvania covenants and agrees that it will, on or before the Effective Date of the Merger:

                       (a)      File any and all documents with the Secretary of State of the State of Delaware necessary for the assumption by Met-Pro Pennsylvania of all of the franchise tax liabilities of Met-Pro Delaware.

                         (b)      Take such other actions as may be required by the Delaware General Corporation Law.

             4.2       FURTHER ASSURANCES. From time to time, as and when required by Met-Pro Pennsylvania or by its successors or assigns, there shall be executed and delivered on behalf of Met-Pro Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or confirm of record or otherwise by Met-Pro Pennsylvania the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Met-Pro Delaware and otherwise to carry out the purposes of this Agreement, and the officers and directors of Met-Pro Pennsylvania are fully authorized in the name and on behalf of Met-Pro Delaware or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

             4.3      ABANDONMENT. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Met-Pro Delaware or of Met-Pro Pennsylvania, or of both, notwithstanding the approval of this Agreement by the stockholders of Met-Pro Delaware.

             4.4       AMENDMENT. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Department of State of the Commonwealth of Pennsylvania, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (b) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock or any Constituent Corporation.

             4.5       REGISTERED OFFICE. The registered office of the Surviving Corporation in the Commonwealth of Pennsylvania is to be located at 160 Cassell Road, Harleysville, Pennsylvania 19438.

             4.6       AGREEMENT. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 160 Cassell Road, Harleysville, Pennsylvania 19438, and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

             4.7       GOVERNING LAW. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the Commonwealth of Pennsylvania and, so far as applicable, the merger provisions of the Delaware General Corporation Law.

             4.8      COUNTERPARTS. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

             IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Boards of Directors of Met-Pro Pennsylvania, Inc., a Pennsylvania corporation, and Met-Pro Corporation, a Delaware corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

MET-PRO PENNSYLVANIA, INC., a Pennsylvania corporation	MET-PRO CORPORATION, a Delaware corporation

By:	/s/ Gary J. Morgan	By:	/s/ Gary J. Morgan
	Gary J. Morgan		Gary J. Morgan
	Vice President-Finance, Secretary & Treasurer		Vice President-Finance, Secretary & Treasurer

	Witness:		Witness:

	/s/ Marian Berkey		/s/ Marian Berkey